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EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
07/14/03	Investors:	Mary Healy, 630-623-6429
	Media:	Anna Rozenich, 630-623-7316

McDONALD'S REPORTS JUNE AND SECOND QUARTER 2003 SALES
AND PRELIMINARY SECOND QUARTER EPS

        OAK BROOK, IL—McDonald's Corporation announced today that total Systemwide sales increased 11% to $3.9 billion for the month of June 2003, and 10% to $11.5 billion for the quarter ended June 30, 2003. In constant currencies, the increases were 5% and 4%, respectively. Brand McDonald's comparable unit sales increased 2.1% for the month and 1.2% for the quarter, in constant currencies, compared with declines of 2.2% and 2.5% in 2002.

        Jim Cantalupo, McDonald's Chairman and Chief Executive Officer, said, "Our U.S. business had another outstanding month with comparable sales increases of 7.0% for the month and 4.9% for the quarter. Customers are responding to our new product offerings and focus on delivering tasty food, fast service and everyday value. In Europe, where we continue to face challenges in certain markets, comparable sales declined 2.2% for the month and 1.8% for the quarter. We are still in the early stages of our revitalization plan and will continue to take steps around the world to reaffirm McDonald's leadership in customer service, product innovation and marketing."

        The Company expects second quarter earnings per share to be $0.37. These preliminary results include $50 million of previously announced pretax costs associated with the ongoing execution of the Company's revitalization plan and $18 million less in gains on sales of restaurant businesses, compared with second quarter 2002. Additional details regarding second quarter results will be available when the Company releases earnings on July 29.

	Systemwide Sales				Comparable Sales**
			Percent Increase/(Decrease)		Percent Increase/(Decrease)
Brand McDonald's* Major Segments Dollars in millions	2003	2002	As Reported	Constant Currency***	Constant Currency***
Months ended June 30
U.S.	$1,960.0	$1,786.3	10	n/a	7.0
Europe	1,042.9	874.9	19	1	(2.2)
APMEA****	555.4	554.1	0	(5)	(6.9)
Quarters ended June 30
U.S.	$5,655.6	$5,252.9	8	n/a	4.9
Europe	3,077.4	2,552.1	21	1	(1.8)
APMEA****	1,664.5	1,623.3	3	(4)	(6.6)

*
Excludes Partner Brands

**
Comparable sales or comparable unit sales represent the change in sales from the same period in the prior year for restaurants in operation at least thirteen months.

***
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

****
Asia/Pacific, Middle East and Africa

n/a
Not applicable

Related Communications

        McDonald's is scheduled to release second quarter earnings on July 29, 2003. In conjunction with this, the Company will broadcast its investor conference call live over the internet at 11:00 a.m. Central Time on July 29, 2003. To access this webcast, go to www.investor.mcdonalds.com and select "Webcast." An archived replay of this webcast will be available for a limited time.

        More than 30,000 local McDonald's restaurants serve 46 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

Forward-Looking Statements

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  EXHIBIT 99
McDONALD'S REPORTS JUNE AND SECOND QUARTER 2003 SALES AND PRELIMINARY SECOND QUARTER EPS